CBIZ CPAs P.C. 1001 Conshohocken State Road Ste 2-600 West Conshohocken, PA 19428 P: 610.862.2200 | F: 610.862.2500 CBIZCPAS.COM CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-147801, No. 2-80883, and No. 333-276001) of Old Republic International Corporation of our report dated June 27, 2025, with respect to the statements of net assets available for benefits of the ORI 401(k) Savings and Profit Sharing Plan as of December 31, 2024 and 2023, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 Annual Report on Form 11-K of the ORI 401(k) Savings and Profit Sharing Plan. /s/ CBIZ CPAs P.C. West Conshohocken, Pennsylvania June 27, 2025 A CBIZcPAs CBIZ CPAr P.C.